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                                                                      EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-32453, 333-37498, 333-102249 and 333-105174 of ChoicePoint Inc. (the
"Company") on Forms S-8 of our reports dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002), appearing in and incorporated by reference in this Annual Report on Form 10-K of ChoicePoint Inc. for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 11, 2004